UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934


                        ALLIANCE DATA SYSTEMS CORPORATION
     ---------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $0.01 Per Share
     ---------------------------------------------------------------------
                         (Title of Class of Securities)

                                    018581108
     ---------------------------------------------------------------------
                                 (CUSIP Number)

                             Peter A. Nussbaum, Esq.
                           CR Intrinsic Investors, LLC
                             72 Cummings Point Road
                               Stamford, CT 06902
                                 (203) 890-2000
     ---------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)



                                November 29, 2007
     ---------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
---------------------------------                             ------------------
CUSIP No. 018581108                                           Page 2 of 11 Pages
---------------------------------                             ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            CR Intrinsic Investors, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    5,042,848*
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                5,042,848*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,042,848*
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            6.4%*
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------------------                             ------------------
CUSIP No. 018581108                                           Page 3 of 11 Pages
---------------------------------                             ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            CR Intrinsic Investments, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Anguilla, British West Indies
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    5,042,848*
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                5,042,848*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,042,848*
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            6.4%*
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------------------                             ------------------
CUSIP No. 018581108                                           Page 4 of 11 Pages
---------------------------------                             ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Sigma Capital Management, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    75,000
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                75,000
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            75,000
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.1%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D
---------------------------------                             ------------------
CUSIP No. 018581108                                           Page 5 of 11 Pages
---------------------------------                             ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Steven A. Cohen
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                      (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    5,117,848*
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                5,117,848*
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,117,848*
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            6.5%*
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
----------- --------------------------------------------------------------------

Item 1.        Security and the Issuer

     This Schedule 13D relates to the shares of common stock, par value $0.01 per share (the "Common Stock"), of Alliance Data Systems Corporation, a Delaware corporation (the "Issuer"). The principal executive office of the Issuer is located at 17655 Waterview Parkway, Dallas, Texas 75252.

Item 2.        Identity and Background

     (a) This statement is filed by:

          (i) CR Intrinsic Investors, LLC ("CR Intrinsic Investors") with respect to shares of Common Stock directly beneficially owned by CR Intrinsic Investments, LLC ("CR Intrinsic Investments");

          (ii) CR Intrinsic Investments with respect to shares of Common Stock directly beneficially owned by it;

          (iii) Sigma Capital Management, LLC ("Sigma Capital Management") with respect to shares of Common Stock directly beneficially owned by Sigma Capital Associates, LLC ("Sigma Capital Associates"); and

          (iv) Steven A. Cohen with respect to shares of Common Stock beneficially owned by CR Intrinsic Investors, CR Intrinsic Investments Sigma Capital Management and Sigma Capital Associates.

     CR Intrinsic Investors, CR Intrinsic Investments, Sigma Capital Management and Mr. Cohen (collectively, the "Reporting Persons") expressly disclaim beneficial ownership of securities directly beneficially owned by any person or entity other than, to the extent of any pecuniary interest therein, the various accounts under the Reporting Persons' management and control.

     (b) The address of the principal business office of (i) CR Intrinsic Investors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902,
(ii) CR Intrinsic Investments is Box 174, Mitchell House, The Valley, Anguilla, British West Indies, and (iii) Sigma Capital Management is 540 Madison Avenue, New York, New York 10022.

     (c) The principal business of CR Intrinsic Investments is to serve as a private investment limited liability company. The principal business of CR Intrinsic Investors is to serve as investment manager to CR Intrinsic Investments, and to control the investing and trading in securities by this private investment fund. The principal business of Sigma Capital Management is to serve as investment manager to Sigma Capital Associates. The principal business of Mr. Cohen is to serve as a principal of CR Intrinsic Investors, Sigma Capital Management and S.A.C. Capital Advisors, LLC, located at his address set forth above, and other affiliated entities.

     (d) None of the Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the Reporting Persons has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     (f) CR Intrinsic Investors and Sigma Capital Management are Delaware limited liability companies. CR Intrinsic Investments is an Anguillan limited liability company. Mr. Cohen is a United States citizen.

Item 3.        Source and Amount of Funds or Other Consideration.

     The Reporting Persons expended an aggregate of approximately $378,400,705.59 of its investment capital to purchase the 4,910,248 shares of Common Stock. Such transactions were effected in open market purchases and acquired in the ordinary course of business and are held by CR Intrinsic Investments and Sigma Capital Associates in commingled margin accounts, maintained at Goldman Sachs & Co., which may extend margin credit to the Reporting Persons as and when required to open or carry positions in the margin accounts, subject to applicable federal margin regulations, stock exchange rules and credit policies. In such instances, the positions held in the margin accounts are pledged as collateral security for the repayment of debit balances in the account. The margin accounts may from time to time have debit balances. Since other securities are held in the margin accounts, it is not possible to determine the amounts, if any, of margin used to purchase the shares of Common Stock reported herein.

Item 4.        Purpose of Transaction.

     The Reporting Persons originally acquired the Common Stock subject to this
Schedule 13D for investment purposes, in the ordinary course of business, and not with the purpose nor with the effect of changing or influencing the control or management of the Issuer and without any agreement with any third party to act together for the purpose of acquiring, holding, voting or disposing of equity securities of the Issuer.

     As part of the Reporting Persons' continuing evaluation of, and preservation of the value of their investment in the Common Stock of the Issuer, the Reporting Persons may from time to time (i) engage in discussions with certain persons, including, without limitation, management or representatives, the Issuer's Board of Directors, other shareholders of the Issuer and other relevant parties, concerning matters with respect to the Reporting Persons' investment in the Common Stock, including, without limitation, the business, operations, governance, management, strategy and future plans of the Issuer,
(ii) write letters to, and respond to inquiries from, various parties including, without limitation, the Issuer's Board of Directors, management or representatives, other shareholders and other persons or entities regarding the Issuer's affairs and strategic alternatives.

     Depending on various factors, including the Issuer's financial position and strategic direction, the outcome of any discussions referenced above, actions taken by the Board of Directors, price levels of the Common Stock, other investment opportunities available to the Reporting Persons, conditions in the securities market and general economic and industry conditions, the Reporting Persons may in the future take such actions with respect to their investment in the Issuer as they deem appropriate with respect to any or all matters referred to in this Item 4 of Schedule 13D. The Reporting Persons may, from time to time, acquire or cause an affiliate to acquire additional Common Stock or dispose of or cause an affiliate to dispose of some or all of their Common Stock, engage in short-selling or hedging or similar transactions with some or all of their Common Stock, or may continue to hold the Common Stock, depending on business and market conditions, their continuing evaluation of the business and prospects of the Issuer, general investment and trading policies of the Reporting Persons, and other factors, including changing their intention with respect to any or all matters referred to in this Item 4 of Schedule 13D. Except as set forth herein, or as would occur upon completion of any of the matters discussed herein, the Reporting Persons have no present plan or proposal that would relate to or result in any of the matters set forth in subparagraphs (a)-(j) of Item 4 of
Schedule 13D.

Item 5.        Interest in Securities of the Issuer.

     (a) As of the close of business on December 7, 2007, the Reporting Persons beneficially own an aggregate of 5,117,848* shares of Common Stock, representing approximately 6.5%* of the shares of Common Stock outstanding. The percentages used herein are based upon the 78,740,781 shares of Common Stock reported to be outstanding as of November 2, 2007 by the Issuer in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 6, 2007.

     CR Intrinsic Investors, Sigma Capital Management and Mr. Cohen own directly no shares of Common Stock. Pursuant to an investment management agreement, CR Intrinsic Investors holds all investment and voting power with respect to securities held by CR Intrinsic Investments. Pursuant to an investment management agreement, Sigma Capital Management holds all investment and voting power with respect to securities held by Sigma Capital Associates. Mr. Cohen, through one or more intermediary holding companies, controls CR Intrinsic Investments and Sigma Capital Associates. By reason of the provisions of Rule 13d-3 of the Act, as amended, each of CR Intrinsic Investors and Mr. Cohen may be deemed to own beneficially 5,042,848* shares of Common Stock (constituting approximately 6.4%* of the shares of Common Stock outstanding). Each of Sigma Capital Management and Mr. Cohen may be deemed to own beneficially 75,000 shares of Common Stock (constituting approximately 0.1% of the shares of Common Stock outstanding).

     * Includes 207,600 shares of Common Stock subject to call options held by CR Intrinsic Investments.

     (b) None of the Reporting Persons has sole power to vote or direct the vote or sole power to dispose or direct the disposition of shares of Common Stock.

          (i) CR Intrinsic Investors has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 5,042,848* shares of Common Stock, constituting approximately 6.4%* of such class of securities;

          (ii) CR Intrinsic Investments has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 5,042,848*shares of Common Stock, constituting approximately 6.4%* of such class of securities;

          (iii) Sigma Capital Management has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 75,000 shares of Common Stock, constituting approximately 0.1% of such class of securities; and

          (iv) Steven A. Cohen has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 5,117,848* shares of Common Stock, constituting approximately 6.5%* of such class of securities.

     (c) Information concerning transactions in the shares of Common Stock effected by the Reporting Persons during the past 60 days is set forth in Schedule A hereto and is incorporated herein by reference. All of such transactions were effected in open market purchases through various brokerage entities on the New York Stock Exchange.

     (d) No person other than CR Intrinsic Investors, CR Intrinsic Investments, Sigma Capital Management and Steven A. Cohen is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock directly beneficially owned by CR Intrinsic Investments and Sigma Capital Associates.

     (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     Other than as described herein, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the Reporting Persons and any other person with respect to the securities of the Issuer.

     As noted in Item 5 above, CR Intrinsic Investments holds call options to acquire an aggregate of 207,600 shares of Common Stock. Such options are included in the beneficial ownership amounts reported on this Schedule 13D. In addition, as noted on Schedule A hereto, Sigma Capital Associates has sold put options with respect to 200,000 shares of Common Stock.

     The Reporting Persons may, from time to time, enter into and dispose of cash-settled equity swaps or other similar derivative transactions with one or more counterparties that are based upon the value of shares of Common Stock, which transactions may be significant in amount. The profit, loss and/or return on such contracts may be wholly or partially dependent on the market value of the shares of Common Stock, the relative value of shares of Common Stock in comparison to one or more other financial instruments, indexes or securities, a basket or group of securities in which shares of Common Stock may be included, or a combination of any of the foregoing. In addition to the shares of Common Stock reported herein by the Reporting Persons, S.A.C. MultiQuant Fund, LLC, an affiliate of the Reporting Persons, currently has long economic exposure to 600 shares of Common Stock through such contracts and another affiliate of the Reporting Persons, S.A.C. Capital Associates, LLC, currently has long economic exposure to an additional 21,700 shares of Common Stock through such contracts. These contracts do not give the Reporting Persons direct or indirect voting, investment or dispositive control over any securities of the Issuer and do not require the counterparties thereto to acquire, hold, vote or dispose of any securities of the Issuer. Accordingly, the Reporting Persons disclaim any beneficial ownership in any securities that may be referenced in such contracts or that may be held from time to time by any counterparties to such contracts.

Item 7.        Material to be filed as Exhibits.

1.  Schedule A - Sixty Day Trading History
2.  Exhibit 99.1 - Joint Filing Agreement

                                   SIGNATURES

     After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned, severally and not jointly, certifies that the information set forth in this statement is true, complete and correct.

Dated: December 10, 2007


                                        CR INTRINSIC INVESTORS, LLC


                                        By:   /s/ Peter Nussbaum
                                              ----------------------------------
                                              Name:   Peter Nussbaum
                                              Title:  Authorized Person


                                        CR INTRINSIC INVESTMENTS, LLC


                                        By:   /s/ Peter Nussbaum
                                              ----------------------------------
                                              Name:   Peter Nussbaum
                                              Title:  Authorized Person

                                        SIGMA CAPITAL MANAGEMENT, LLC


                                        By:   /s/ Peter Nussbaum
                                              ----------------------------------
                                              Name:   Peter Nussbaum
                                              Title:  Authorized Person


                                        STEVEN A. COHEN


                                        By:   /s/ Peter Nussbaum
                                              ----------------------------------
                                              Name:   Peter Nussbaum
                                              Title:  Authorized Person

                                                         Schedule A

                                SIXTY DAY TRADING HISTORY, ALLIANCE DATA SYSTEMS CORPORATION

-------------------------- ------------------------------------ ------------------- -------------- ------------------------
          Date                        Company Name                     Type             Amount      Price Per Share ($)
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/1/2007          S.A.C. MultiQuant Fund, LLC          Common Stock             200                          77.1
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/1/2007          S.A.C. MultiQuant Fund, LLC          Common Stock            -100                          77.1
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/1/2007          S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.12
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/1/2007          S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.13
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/1/2007          S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.13
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/1/2007          S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.15
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/1/2007          S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.15
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/1/2007          S.A.C. MultiQuant Fund, LLC          Common Stock             300                          77.2
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/1/2007          S.A.C. MultiQuant Fund, LLC          Common Stock            -300                          77.2
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/1/2007          S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.21
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/1/2007          S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.21
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/1/2007          S.A.C. Meridian Fund, LLC            Common Stock            -100                          77.3
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/1/2007          S.A.C. Meridian Fund, LLC            Common Stock             200                         77.31
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/2/2007          S.A.C. Meridian Fund, LLC            Common Stock            -200                          77.3
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/2/2007          S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.43
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/2/2007          S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.45
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/2/2007          S.A.C. Meridian Fund, LLC            Common Stock             100                         77.48
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/2/2007          S.A.C. MultiQuant Fund, LLC          Common Stock             100                          77.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/2/2007          S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.51
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/2/2007          S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.54
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/2/2007          S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.59
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/2/2007          S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.67
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/2/2007          S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.67
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/2/2007          S.A.C. Meridian Fund, LLC            Common Stock             100                         77.75
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/2/2007          S.A.C. Meridian Fund, LLC            Common Stock             100                         78.18
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/2/2007          S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         78.23
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/2/2007          S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.35
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/2/2007          S.A.C. Meridian Fund, LLC            Common Stock             100                         78.53
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/2/2007          S.A.C. Meridian Fund, LLC            Common Stock             100                         78.54
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/3/2007          S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.01
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/3/2007          S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         78.02
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/3/2007          S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.06
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/3/2007          S.A.C. Meridian Fund, LLC            Common Stock            -300                          78.1
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/3/2007          S.A.C. MultiQuant Fund, LLC          Common Stock            -100                          78.1
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/3/2007          S.A.C. Meridian Fund, LLC            Common Stock             100                         78.19
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/3/2007          S.A.C. Meridian Fund, LLC            Common Stock             200                          78.2
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/3/2007          S.A.C. MultiQuant Fund, LLC          Common Stock             200                          78.2
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/3/2007          S.A.C. MultiQuant Fund, LLC          Common Stock            -100                          78.2
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/3/2007          S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         78.21
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/3/2007          S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.35
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/3/2007          S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         78.35
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/3/2007          S.A.C. Meridian Fund, LLC            Common Stock             200                          78.4
-------------------------- ------------------------------------ ------------------- -------------- ------------------------




-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/3/2007          S.A.C. Meridian Fund, LLC            Common Stock            -100                          78.4
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/3/2007          S.A.C. Meridian Fund, LLC            Common Stock             100                         78.41
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/4/2007          S.A.C. MultiQuant Fund, LLC          Common Stock             100                          78.3
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/4/2007          S.A.C. Meridian Fund, LLC            Common Stock            -200                         78.31
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/4/2007          S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         78.33
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/4/2007          S.A.C. Meridian Fund, LLC            Common Stock             100                         78.35
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/4/2007          S.A.C. Meridian Fund, LLC            Common Stock            -100                          78.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/4/2007          S.A.C. MultiQuant Fund, LLC          Common Stock             100                          78.6
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/4/2007          S.A.C. MultiQuant Fund, LLC          Common Stock            -100                          78.6
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/5/2007          S.A.C. Meridian Fund, LLC            Common Stock             100                         78.66
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/5/2007          S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.89
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/5/2007          S.A.C. MultiQuant Fund, LLC          Common Stock            -100                          78.9
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/8/2007          S.A.C. MultiQuant Fund, LLC          Common Stock             100                         79.11
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/8/2007          S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         79.18
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/8/2007          S.A.C. MultiQuant Fund, LLC          Common Stock             100                          79.2
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/8/2007          S.A.C. MultiQuant Fund, LLC          Common Stock             100                         79.22
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/8/2007          S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         79.23
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/8/2007          S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         79.25
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/8/2007          S.A.C. Meridian Fund, LLC            Common Stock            -100                         79.35
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/8/2007          S.A.C. MultiQuant Fund, LLC          Common Stock             100                         79.41
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/8/2007          S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         79.43
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/9/2007          S.A.C. Meridian Fund, LLC            Common Stock             100                         79.21
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/9/2007          C.R. Intrinsic Investments, LLC      Common Stock             100                        79.335
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/9/2007          C.R. Intrinsic Investments, LLC      Common Stock             200                         79.35
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/9/2007          C.R. Intrinsic Investments, LLC      Common Stock            1200                         79.37
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/9/2007          C.R. Intrinsic Investments, LLC      Common Stock            7984                         79.38
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/9/2007          C.R. Intrinsic Investments, LLC      Common Stock            20000                        79.39
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/9/2007          C.R. Intrinsic Investments, LLC      Common Stock            3820                          79.4
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/9/2007          C.R. Intrinsic Investments, LLC      Common Stock            3090                         79.45
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/9/2007          C.R. Intrinsic Investments, LLC      Common Stock             500                         79.46
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/9/2007          C.R. Intrinsic Investments, LLC      Common Stock             100                         79.47
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/9/2007          C.R. Intrinsic Investments, LLC      Common Stock             100                         79.48
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/9/2007          C.R. Intrinsic Investments, LLC      Common Stock             200                         79.49
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/9/2007          C.R. Intrinsic Investments, LLC      Common Stock            91506                         79.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/10/2007         C.R. Intrinsic Investments, LLC      Common Stock           150000                      79.5022
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/10/2007         C.R. Intrinsic Investments, LLC      Common Stock           122600                      79.5308
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/10/2007         C.R. Intrinsic Investments, LLC      Common Stock            50000                        79.55
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/10/2007         S.A.C. MultiQuant Fund, LLC          Common Stock             100                         79.55
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/10/2007         S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         79.59
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/10/2007         S.A.C. Meridian Fund, LLC            Common Stock            -100                          79.6
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/11/2007         C.R. Intrinsic Investments, LLC      Common Stock           100000                        79.15
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/11/2007         S.A.C. MultiQuant Fund, LLC          Common Stock             100                         79.19
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/11/2007         S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         79.23
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/11/2007         S.A.C. MultiQuant Fund, LLC          Common Stock             300                         79.26
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/11/2007         S.A.C. MultiQuant Fund, LLC          Common Stock            -300                         79.29
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/11/2007         C.R. Intrinsic Investments, LLC      Common Stock           155700                      79.3002
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/11/2007         C.R. Intrinsic Investments, LLC      Common Stock           200000                        79.45
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/11/2007         S.A.C. Meridian Fund, LLC            Common Stock            -100                          79.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------




-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/11/2007         S.A.C. Meridian Fund, LLC            Common Stock            -100                         79.56
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/11/2007         S.A.C. Meridian Fund, LLC            Common Stock             100                         79.78
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/11/2007         S.A.C. Meridian Fund, LLC            Common Stock            -100                         79.83
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/12/2007         S.A.C. MultiQuant Fund, LLC          Common Stock             100                         79.67
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/12/2007         S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         79.72
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/12/2007         S.A.C. Meridian Fund, LLC            Common Stock             100                         79.74
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/15/2007         S.A.C. MultiQuant Fund, LLC          Common Stock             100                          79.3
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/15/2007         S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         79.33
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/15/2007         S.A.C. Meridian Fund, LLC            Common Stock            -400                        79.415
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/15/2007         S.A.C. Meridian Fund, LLC            Common Stock            -400                        79.445
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/15/2007         S.A.C. Meridian Fund, LLC            Common Stock             100                         79.45
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/15/2007         S.A.C. Meridian Fund, LLC            Common Stock            -100                         79.48
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/15/2007         S.A.C. Meridian Fund, LLC            Common Stock            -700                      79.48286
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/15/2007         S.A.C. Meridian Fund, LLC            Common Stock            -300                      79.48333
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/15/2007         S.A.C. Meridian Fund, LLC            Common Stock            -300                      79.48667
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/15/2007         S.A.C. Meridian Fund, LLC            Common Stock            -800                          79.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/15/2007         S.A.C. Meridian Fund, LLC            Common Stock            -400                         79.53
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/15/2007         S.A.C. Meridian Fund, LLC            Common Stock            -100                         79.64
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/15/2007         S.A.C. Meridian Fund, LLC            Common Stock            -100                         79.66
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/16/2007         S.A.C. Meridian Fund, LLC            Common Stock             100                         79.65
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/16/2007         S.A.C. Meridian Fund, LLC            Common Stock            -200                         79.96
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/16/2007         S.A.C. Meridian Fund, LLC            Common Stock            -500                            80
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/16/2007         S.A.C. MultiQuant Fund, LLC          Common Stock             400                         80.02
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/16/2007         S.A.C. MultiQuant Fund, LLC          Common Stock            -400                         80.05
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/16/2007         S.A.C. Meridian Fund, LLC            Common Stock            -200                         80.06
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/16/2007         S.A.C. Meridian Fund, LLC            Common Stock            -300                         80.07
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/16/2007         S.A.C. Meridian Fund, LLC            Common Stock            -200                         80.14
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/16/2007         S.A.C. Meridian Fund, LLC            Common Stock            -400                         80.19
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/17/2007         S.A.C. Meridian Fund, LLC            Common Stock             800                          80.1
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/17/2007         S.A.C. Meridian Fund, LLC            Common Stock             400                        80.105
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/17/2007         S.A.C. Meridian Fund, LLC            Common Stock             400                       80.1125
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/17/2007         S.A.C. Meridian Fund, LLC            Common Stock             700                      80.12571
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/17/2007         S.A.C. Meridian Fund, LLC            Common Stock            -400                      80.13263
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/17/2007         S.A.C. Meridian Fund, LLC            Common Stock             300                         80.15
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/17/2007         S.A.C. Meridian Fund, LLC            Common Stock             800                         80.16
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/17/2007         S.A.C. Meridian Fund, LLC            Common Stock            -400                         80.16
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/17/2007         S.A.C. Meridian Fund, LLC            Common Stock             200                         80.17
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/17/2007         S.A.C. Meridian Fund, LLC            Common Stock             400                         80.18
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/17/2007         S.A.C. Meridian Fund, LLC            Common Stock             700                          80.2
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/17/2007         S.A.C. Meridian Fund, LLC            Common Stock             100                         80.21
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/17/2007         S.A.C. Meridian Fund, LLC            Common Stock             400                         80.22
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/17/2007         S.A.C. Meridian Fund, LLC            Common Stock            -100                         80.25
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/18/2007         S.A.C. Meridian Fund, LLC            Common Stock             100                         80.43
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/18/2007         S.A.C. Meridian Fund, LLC            Common Stock            -200                         80.43
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/18/2007         S.A.C. Meridian Fund, LLC            Common Stock            5600                      80.57286
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/18/2007         S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         80.58
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/18/2007         S.A.C. MultiQuant Fund, LLC          Common Stock             100                         80.59
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/18/2007         S.A.C. Meridian Fund, LLC            Common Stock            4300                      80.62872
-------------------------- ------------------------------------ ------------------- -------------- ------------------------




-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/18/2007         S.A.C. Meridian Fund, LLC            Common Stock            -100                         80.64
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/18/2007         S.A.C. Meridian Fund, LLC            Common Stock            6000                      80.64157
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/18/2007         S.A.C. Meridian Fund, LLC            Common Stock             200                         80.65
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/18/2007         S.A.C. Meridian Fund, LLC            Common Stock            4100                      80.67397
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/18/2007         S.A.C. Meridian Fund, LLC            Common Stock            4100                      80.68512
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/19/2007         S.A.C. Meridian Fund, LLC            Common Stock             100                         80.46
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/19/2007         S.A.C. MultiQuant Fund, LLC          Common Stock             100                          80.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/19/2007         S.A.C. MultiQuant Fund, LLC          Common Stock            -100                          80.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/19/2007         S.A.C. Meridian Fund, LLC            Common Stock             100                         80.55
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/19/2007         S.A.C. MultiQuant Fund, LLC          Common Stock             200                         80.55
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/19/2007         S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         80.55
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/19/2007         S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         80.56
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/19/2007         S.A.C. Meridian Fund, LLC            Common Stock             100                         80.59
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/19/2007         S.A.C. Meridian Fund, LLC            Common Stock            -200                          80.6
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/19/2007         S.A.C. Meridian Fund, LLC            Common Stock             100                         80.65
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/22/2007         S.A.C. Meridian Fund, LLC            Common Stock             100                          80.4
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/22/2007         S.A.C. Meridian Fund, LLC            Common Stock             300                         80.46
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/22/2007         S.A.C. Meridian Fund, LLC            Common Stock            -800                          80.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/22/2007         S.A.C. Meridian Fund, LLC            Common Stock             300                         80.53
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/22/2007         S.A.C. Meridian Fund, LLC            Common Stock             400                         80.55
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/22/2007         S.A.C. MultiQuant Fund, LLC          Common Stock             100                         80.55
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/22/2007         S.A.C. Meridian Fund, LLC            Common Stock            -100                         80.56
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/22/2007         S.A.C. Meridian Fund, LLC            Common Stock            -500                         80.58
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/22/2007         S.A.C. Meridian Fund, LLC            Common Stock            -1200                         80.6
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/22/2007         S.A.C. MultiQuant Fund, LLC          Common Stock            -100                          80.6
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/22/2007         S.A.C. Meridian Fund, LLC            Common Stock            -1300                        80.61
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/23/2007         S.A.C. Meridian Fund, LLC            Common Stock            -500                         80.22
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/23/2007         S.A.C. MultiQuant Fund, LLC          Common Stock             200                         80.34
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/23/2007         S.A.C. MultiQuant Fund, LLC          Common Stock             200                         80.35
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/23/2007         S.A.C. Meridian Fund, LLC            Common Stock            -100                         80.36
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/23/2007         S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         80.37
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/23/2007         S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         80.38
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/23/2007         S.A.C. Meridian Fund, LLC            Common Stock            -400                          80.4
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/23/2007         S.A.C. Meridian Fund, LLC            Common Stock            -200                         80.41
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/23/2007         S.A.C. Meridian Fund, LLC            Common Stock            -400                         80.45
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/23/2007         S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         80.48
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/23/2007         S.A.C. Meridian Fund, LLC            Common Stock            -400                         80.53
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/23/2007         S.A.C. MultiQuant Fund, LLC          Common Stock             100                         80.55
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/23/2007         S.A.C. Meridian Fund, LLC            Common Stock            -300                         80.57
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/23/2007         S.A.C. MultiQuant Fund, LLC          Common Stock            -100                          80.6
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/23/2007         S.A.C. MultiQuant Fund, LLC          Common Stock             100                         80.64
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/24/2007         S.A.C. Meridian Fund, LLC            Common Stock            -400                       80.2925
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
        10/24/2007         S.A.C. Meridian Fund, LLC            Common Stock            -500                          80.3
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/24/2007                S.A.C. Meridian Fund, LLC            Common Stock            -800                         80.32
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/24/2007                S.A.C. Meridian Fund, LLC            Common Stock            -400                         80.34
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/24/2007                S.A.C. Meridian Fund, LLC            Common Stock             400                         80.35
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/24/2007                S.A.C. Meridian Fund, LLC            Common Stock            -500                         80.35
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/24/2007                S.A.C. Meridian Fund, LLC            Common Stock            -400                         80.37
-------------------------- ------------------------------------ ------------------- -------------- ------------------------




-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/24/2007                S.A.C. Meridian Fund, LLC            Common Stock            -400                       80.3775
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/24/2007                S.A.C. Meridian Fund, LLC            Common Stock            -600                         80.38
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/24/2007                S.A.C. Meridian Fund, LLC            Common Stock             200                         80.49
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/24/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         80.53
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/24/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         80.58
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/25/2007                S.A.C. Meridian Fund, LLC            Common Stock             100                         80.22
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/25/2007                S.A.C. Meridian Fund, LLC            Common Stock            -700                      80.43429
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/25/2007                S.A.C. Meridian Fund, LLC            Common Stock            -500                         80.45
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/25/2007                S.A.C. Meridian Fund, LLC            Common Stock            -400                          80.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/25/2007                S.A.C. Meridian Fund, LLC            Common Stock            -400                       80.5475
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/25/2007                S.A.C. Meridian Fund, LLC            Common Stock            -1200                        80.55
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/25/2007                S.A.C. Meridian Fund, LLC            Common Stock            -400                         80.56
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/25/2007                S.A.C. Meridian Fund, LLC            Common Stock            -700                         80.57
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/25/2007                S.A.C. Meridian Fund, LLC            Common Stock            -400                      80.57393
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/25/2007                S.A.C. Meridian Fund, LLC            Common Stock            -400                         80.58
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/25/2007                S.A.C. Meridian Fund, LLC            Common Stock            -300                         80.59
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/26/2007                S.A.C. Meridian Fund, LLC            Common Stock            -100                         80.48
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/26/2007                S.A.C. Meridian Fund, LLC            Common Stock            -200                         80.49
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/26/2007                S.A.C. Meridian Fund, LLC            Common Stock            -100                         80.53
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/26/2007                S.A.C. Meridian Fund, LLC            Common Stock            -500                         80.58
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/26/2007                S.A.C. Meridian Fund, LLC            Common Stock            -800                          80.6
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/26/2007                S.A.C. Meridian Fund, LLC            Common Stock            -400                        80.605
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/29/2007                S.A.C. Meridian Fund, LLC            Common Stock            -300                         80.45
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         80.53
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/29/2007                S.A.C. Meridian Fund, LLC            Common Stock            -400                         80.55
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         80.55
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/29/2007                S.A.C. Meridian Fund, LLC            Common Stock            -400                         80.56
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/29/2007                S.A.C. Meridian Fund, LLC            Common Stock            -400                         80.57
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/29/2007                S.A.C. Meridian Fund, LLC            Common Stock            -500                         80.58
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/30/2007                S.A.C. Meridian Fund, LLC            Common Stock            -400                         80.19
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/30/2007                S.A.C. Meridian Fund, LLC            Common Stock             100                          80.2
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/30/2007                S.A.C. Meridian Fund, LLC            Common Stock            -100                         80.29
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/30/2007                S.A.C. Meridian Fund, LLC            Common Stock            -400                         80.32
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/30/2007                S.A.C. Meridian Fund, LLC            Common Stock            -300                         80.44
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/30/2007                C.R. Intrinsic Investments, LLC      Common Stock           -100000                       80.45
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/30/2007                C.R. Intrinsic Investments, LLC      Common Stock           -50000                      80.5854
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/30/2007                S.A.C. Meridian Fund, LLC            Common Stock            -400                       80.5865
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/30/2007                S.A.C. Meridian Fund, LLC            Common Stock            -400                         80.59
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/30/2007                C.R. Intrinsic Investments, LLC      Common Stock           -141300                        80.6
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -2000                        80.61
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -5200                        80.62
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -1500                        80.63
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/30/2007                S.A.C. Meridian Fund, LLC            Common Stock            -300                         80.63
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/31/2007                S.A.C. Meridian Fund, LLC            Common Stock            -400                         80.13
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/31/2007                S.A.C. Meridian Fund, LLC            Common Stock            -400                         80.18
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/31/2007                S.A.C. Meridian Fund, LLC            Common Stock            -300                         80.21
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/31/2007                S.A.C. Meridian Fund, LLC            Common Stock            -400                         80.22
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/31/2007                S.A.C. Meridian Fund, LLC            Common Stock            -200                         80.25
-------------------------- ------------------------------------ ------------------- -------------- ------------------------




-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/31/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         80.28
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/31/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         80.29
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/31/2007                S.A.C. Meridian Fund, LLC            Common Stock            -300                         80.31
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/31/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         80.31
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/31/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         80.32
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/31/2007                C.R. Intrinsic Investments, LLC      Common Stock           -18023                         80.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/31/2007                C.R. Intrinsic Investments, LLC      Common Stock            -200                        80.505
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 10/31/2007                C.R. Intrinsic Investments, LLC      Common Stock            -200                         80.52
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/1/2007                 S.A.C. Meridian Fund, LLC            Common Stock            -2000                         80.4
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/2/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         79.96
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/2/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                            80
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         79.82
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         79.82
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/5/2007                 C.R. Intrinsic Investments, LLC      Common Stock           -24000                      80.2605
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/6/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         80.23
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/6/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         80.23
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/6/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                          80.3
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/6/2007                 C.R. Intrinsic Investments, LLC      Common Stock           -83300                      80.3001
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/6/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         80.34
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.45
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.48
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                          77.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         77.51
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                          77.6
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                          77.7
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.74
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             500                         77.75
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -500                         77.75
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         77.78
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                          77.8
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.86
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.92
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.95
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.13
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.15
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         78.18
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         78.23
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.25
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         78.25
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock             100                         78.28
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            1400                          78.3
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             200                         78.31
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         78.31
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.32
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            20000                        78.33
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock             100                         78.34
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         78.34
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            3045                         78.35
-------------------------- ------------------------------------ ------------------- -------------- ------------------------




-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock             100                         78.36
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock             400                         78.37
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            1700                         78.38
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            5400                         78.39
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock             200                        78.395
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            16755                         78.4
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            3050                         78.41
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            5050                         78.42
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            10600                        78.43
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock             550                         78.44
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            1300                         78.45
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock             550                         78.47
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            1800                         78.48
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock             700                         78.49
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            53600                         78.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            10300                        78.51
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            2200                         78.52
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            19400                        78.53
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.53
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             200                         78.55
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -300                         78.58
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.59
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            8600                          78.6
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            1700                         78.62
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            5000                         78.63
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock             200                         78.64
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            34400                        78.65
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock             900                         78.67
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock             800                         78.68
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock             100                         78.69
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            36900                         78.7
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                          78.7
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -500                          78.7
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            1900                         78.72
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -1400                        78.75
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         78.76
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             200                         78.77
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             200                         78.78
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         78.78
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                          78.8
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -300                          78.8
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         78.82
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock             200                          78.9
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            2000                         78.93
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            3360                         78.95
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            2800                         78.96
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock             200                         78.99
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            16940                           79
-------------------------- ------------------------------------ ------------------- -------------- ------------------------




-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                            79
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                            79
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            2600                         79.02
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         79.27
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                          79.3
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         79.35
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         79.38
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         79.49
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                          79.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         79.55
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         79.59
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         79.65
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -300                         79.65
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             200                         79.75
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         79.75
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         79.76
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         79.78
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             200                         79.79
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         79.81
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             500                         79.82
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         79.82
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         79.84
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -500                         79.85
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock             100                         76.75
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock            21400                         76.8
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock             400                         76.83
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock             500                         76.84
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock             400                         76.88
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock             600                         76.89
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock             800                          76.9
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock            1500                         76.92
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock             700                         76.93
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock            2900                         76.94
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock             300                         76.95
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock            1300                         76.96
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock             890                         76.97
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock            1600                         76.98
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock            2900                         76.99
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock            64110                           77
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock            1100                         77.02
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock            4900                         77.03
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock             100                         77.04
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock            1600                         77.05
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock            3700                         77.06
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock            1100                         77.07
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock             200                        77.075
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock             700                         77.08
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock            3900                         77.09
-------------------------- ------------------------------------ ------------------- -------------- ------------------------




-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock             600                        77.095
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock            31700                         77.1
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock           150000                      77.1862
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.42
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             300                         77.43
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.43
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.44
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -300                         77.46
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.47
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                          77.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.61
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             800                         77.75
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             400                         77.76
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.79
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             300                          77.8
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -1300                         77.8
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.81
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             400                         77.83
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         77.83
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -300                         77.85
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.86
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock            75000                      77.9611
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock             300                         77.98
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock             800                         77.99
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/8/2007                 C.R. Intrinsic Investments, LLC      Common Stock            23900                           78
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.43
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             30                          76.45
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             70                          76.49
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 C.R. Intrinsic Investments, LLC      Common Stock           100000                         76.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                          76.6
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.63
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 C.R. Intrinsic Investments, LLC      Common Stock            1400                         76.66
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 C.R. Intrinsic Investments, LLC      Common Stock             200                         76.67
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 C.R. Intrinsic Investments, LLC      Common Stock            2300                         76.68
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 C.R. Intrinsic Investments, LLC      Common Stock            46100                         76.7
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 C.R. Intrinsic Investments, LLC      Common Stock             400                         76.78
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 C.R. Intrinsic Investments, LLC      Common Stock            49600                         76.8
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         76.85
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             700                         76.87
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         76.89
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -500                          76.9
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.93
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         76.94
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         76.95
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.95
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         76.97
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         76.98
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.07
-------------------------- ------------------------------------ ------------------- -------------- ------------------------




-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                          77.1
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.15
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.21
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.25
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.32
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 C.R. Intrinsic Investments, LLC      Common Stock             300                         77.45
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.45
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 C.R. Intrinsic Investments, LLC      Common Stock            3400                         77.46
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.46
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 C.R. Intrinsic Investments, LLC      Common Stock             100                         77.47
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 C.R. Intrinsic Investments, LLC      Common Stock             900                         77.48
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.48
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 C.R. Intrinsic Investments, LLC      Common Stock             800                         77.49
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 C.R. Intrinsic Investments, LLC      Common Stock            44500                         77.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                          77.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -200                          77.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.66
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.69
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.87
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/9/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.87
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/12/2007                S.A.C. Capital Associates, LLC       Common Stock            -5000                        78.24
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/12/2007                S.A.C. Capital Associates, LLC       Common Stock           -10000                        78.25
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/12/2007                S.A.C. Capital Associates, LLC       Common Stock            1700                         78.27
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/12/2007                S.A.C. Capital Associates, LLC       Common Stock             100                        78.275
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/12/2007                S.A.C. Capital Associates, LLC       Common Stock            3100                         78.28
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/12/2007                S.A.C. Capital Associates, LLC       Common Stock            1500                         78.29
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/12/2007                S.A.C. Capital Associates, LLC       Common Stock            -6594                         78.3
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/12/2007                S.A.C. Capital Associates, LLC       Common Stock             94                          78.32
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/12/2007                S.A.C. Capital Associates, LLC       Common Stock             100                         78.33
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/12/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.39
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/12/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                          78.4
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/12/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.41
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/12/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -300                         78.44
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/12/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.52
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/12/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -300                         78.55
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/12/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.56
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/12/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         78.59
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/12/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             200                          78.6
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/12/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.61
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/12/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         78.61
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/13/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             87                          78.03
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/13/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             -87                         78.22
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/13/2007                S.A.C. Capital Associates, LLC       Common Stock            1100                         78.27
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/13/2007                S.A.C. Capital Associates, LLC       Common Stock             300                          78.3
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/13/2007                S.A.C. Capital Associates, LLC       Common Stock             100                         78.32
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/13/2007                S.A.C. Capital Associates, LLC       Common Stock             600                        78.325
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/13/2007                S.A.C. Capital Associates, LLC       Common Stock            2700                         78.33
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/13/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.35
-------------------------- ------------------------------------ ------------------- -------------- ------------------------




-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/13/2007                S.A.C. Capital Associates, LLC       Common Stock            -2500                        78.35
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/13/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         78.39
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/13/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             200                         78.57
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/13/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.58
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/13/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -400                          78.6
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/13/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.61
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/13/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.85
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/13/2007                S.A.C. Capital Associates, LLC       Common Stock            -2300                        78.89
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/13/2007                S.A.C. Capital Associates, LLC       Common Stock            -1300                         78.9
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/13/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                          78.9
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/13/2007                S.A.C. Capital Associates, LLC       Common Stock            -400                         78.91
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/13/2007                S.A.C. Capital Associates, LLC       Common Stock            -800                         78.94
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/13/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.99
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/13/2007                S.A.C. Capital Associates, LLC       Common Stock            -1000                        78.99
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/13/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                            79
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/13/2007                S.A.C. Capital Associates, LLC       Common Stock            -500                            79
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/13/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             200                         79.02
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/13/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         79.05
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/13/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -400                         79.05
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/13/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         79.09
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/14/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             800                          77.9
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/14/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.94
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/14/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            2000                         77.95
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/14/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             50                          77.98
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/14/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -2100                        77.98
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/14/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -800                            78
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/14/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             -50                         78.01
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/14/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             300                          78.1
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/14/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -300                         78.18
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/14/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         78.21
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/14/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             200                         78.22
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/14/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             200                         78.25
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/14/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         78.28
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/14/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.36
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/14/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -200                          78.4
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/14/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         78.42
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/14/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             200                         78.57
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/15/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.25
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/15/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.29
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/15/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             298                         77.42
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/15/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -198                         77.42
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/15/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.44
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/15/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         77.45
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/15/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.47
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/15/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.48
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/15/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             200                          77.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/15/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.59
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/15/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.62
-------------------------- ------------------------------------ ------------------- -------------- ------------------------




-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/15/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         77.62
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/15/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.65
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/15/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                          77.7
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/15/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.71
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/15/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.74
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/15/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                          77.8
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/15/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.83
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock             200                         77.02
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.02
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.09
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock             200                         77.12
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock             300                         77.14
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                         77.15
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock             200                         77.16
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock             600                         77.17
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock             400                         77.18
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock             200                         77.19
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock             200                          77.2
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock             700                         77.22
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock            1100                         77.23
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock            1200                         77.24
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock            3900                         77.25
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock             500                         77.26
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock            1000                         77.27
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock            1200                         77.28
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock             500                          77.3
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock            2044                         77.31
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.31
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock            1300                         77.32
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock            1800                         77.33
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock             600                         77.34
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.34
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock            13000                        77.35
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock             200                         77.36
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock             600                         77.37
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.37
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock             556                         77.38
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock            4300                          77.4
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                          77.4
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock             600                         77.41
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock             500                         77.42
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock            3300                         77.43
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock            10600                        77.45
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock             200                         77.46
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock             200                         77.48
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock             200                         77.52
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock             200                         77.55
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock             200                         77.56
-------------------------- ------------------------------------ ------------------- -------------- ------------------------




-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock             200                         77.59
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock             200                         77.61
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock             500                         77.63
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock            3401                         77.64
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock            17799                        77.65
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock            40100                      77.6967
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock           100000                         77.7
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock             400                         77.76
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock            7400                         77.78
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock            5400                        77.798
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/16/2007                C.R. Intrinsic Investments, LLC      Common Stock            21700                         77.8
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/19/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                          76.2
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/19/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.21
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/19/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             200                         76.26
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/19/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         76.66
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/19/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.71
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/19/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             400                          77.1
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/19/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -400                          77.1
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/19/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                            78
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/19/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         78.03
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/20/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             500                          76.7
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/20/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         76.73
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/20/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -600                         76.73
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/20/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                          76.8
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/20/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                          76.8
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/20/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             300                         77.03
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/20/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         77.03
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/20/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.08
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/20/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.08
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/20/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                          77.1
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/20/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                          77.1
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/20/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.14
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/20/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.14
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/20/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.18
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/20/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.18
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/20/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.21
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/20/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.21
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/20/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.24
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/20/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.32
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/20/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.37
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/20/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.37
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/20/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.43
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/21/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             300                         76.17
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/21/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         76.22
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/21/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.23
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/21/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         76.35
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/21/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                          76.4
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/21/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -200                          76.4
-------------------------- ------------------------------------ ------------------- -------------- ------------------------




-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/21/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         76.41
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/21/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         76.45
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/21/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.49
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/21/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                          76.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/21/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             86                          76.75
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/21/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             -86                         76.87
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/23/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.96
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/23/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             300                         76.97
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/23/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         77.05
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/26/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             500                         77.72
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/26/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -500                         77.75
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/26/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.87
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/26/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.92
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/27/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             200                         76.89
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/27/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                          76.9
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/27/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         76.92
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/27/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.93
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/27/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             400                         77.07
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/27/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.09
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/27/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             400                         77.14
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/27/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             400                         77.16
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/27/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             400                         77.18
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/27/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -800                         77.19
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/27/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                          77.2
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/27/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             -2                          77.25
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/27/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -1000                        77.28
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/27/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             800                          77.3
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/27/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -800                         77.34
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/27/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             400                          77.4
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/27/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             300                         77.42
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/27/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -300                         77.43
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/27/2007                S.A.C. MultiQuant Fund, LLC          Common Stock              2                          77.44
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/27/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -300                         77.44
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/27/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             200                         77.45
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/27/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.45
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/27/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         77.48
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/27/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.01
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/27/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.02
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/27/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         78.05
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/28/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             200                         77.82
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/28/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.82
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/28/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         77.83
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/28/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.86
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/28/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             400                          77.9
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/28/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -400                         77.93
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/28/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.98
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/28/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.98
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/28/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             300                         78.03
-------------------------- ------------------------------------ ------------------- -------------- ------------------------




-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/28/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -300                         78.04
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/28/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.27
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/28/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         78.27
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock             700                            65
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock             200                         65.11
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock             100                         65.16
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock            1600                          65.2
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock             400                         65.27
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock             100                        65.455
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock             400                         65.48
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock             900                         65.49
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock             200                        65.495
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock            1600                          65.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock             900                         65.53
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock            1900                          65.6
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock           100000                        66.75
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                         67.08
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1300                          67.1
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock             100                         67.21
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             300                         67.35
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             200                         67.44
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             400                         67.45
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            6240                         67.47
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            4850                         67.48
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1700                         67.49
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            2000                          67.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock            1300                          67.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock             100                        67.575
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock             100                         67.59
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock             200                        67.595
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock             400                         67.62
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock            1800                         67.63
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock             100                        67.645
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock             100                         67.66
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock             200                        67.665
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock             100                         67.67
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock             300                         67.68
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock             100                        67.685
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock            1500                         67.69
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock            2100                          67.7
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock            1500                         67.71
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            7910                            68
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            25000                         68.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            7000                            70
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            22640                         70.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            75000                        70.75
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            42360                           71
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             400                          71.1
-------------------------- ------------------------------------ ------------------- -------------- ------------------------



-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            4600                          71.2
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            5000                         71.21
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                         71.24
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            4900                         71.25
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            18700                        71.28
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            2500                         71.29
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            26000                         71.3
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1000                         71.31
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                         71.32
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             400                         71.33
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            4600                         71.34
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             500                         71.39
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                         71.43
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             400                         71.44
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             200                         71.45
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                         71.46
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             400                         71.47
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             700                         71.48
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                         71.49
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            7200                          71.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock           224800                      72.9005
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock            -1100                           73
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock            -100                         73.01
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock            -700                         73.02
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock            -100                         73.04
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock            -1200                        73.06
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock            -200                         73.07
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock            -100                         73.09
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock            -700                          73.1
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock            -100                         73.11
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock            -100                         73.15
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock            -400                         73.19
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock            -100                         73.23
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock            -100                         73.24
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock            -314                         73.25
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock             -86                         73.27
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock            -600                         73.29
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock            -400                          73.3
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock            -100                         73.31
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock            -100                         73.35
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             900                          73.9
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             500                         73.91
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            6800                         73.93
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             500                         73.94
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             200                         73.95
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             500                         73.99
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                        73.995
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1800                            74
-------------------------- ------------------------------------ ------------------- -------------- ------------------------




-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                         74.08
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             200                         74.09
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1000                          74.1
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             300                         74.11
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             400                         74.13
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             600                         74.15
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                         74.17
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1700                         74.19
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                        74.195
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1000                          74.2
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                         74.23
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             700                         74.25
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1200                         74.28
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            16111                         74.3
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                         74.32
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             400                         74.32
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             200                         74.33
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1600                         74.34
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             50                          74.34
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            3289                         74.35
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -450                         74.36
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                          74.4
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             600                         74.42
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                         74.43
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                         74.44
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                         74.45
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             300                         74.48
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            23300                         74.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            -100                         74.53
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             400                         74.59
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            2500                         74.61
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1900                         74.62
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            -100                         74.62
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             600                        74.635
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            -500                        74.645
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             400                         74.65
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            -100                         74.65
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             200                         74.69
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             800                        74.695
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             400                          74.7
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            2366                         74.71
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            4400                         74.72
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                         74.76
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                         74.81
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1634                         74.84
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                        74.865
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            2500                         74.98
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1100                            75
-------------------------- ------------------------------------ ------------------- -------------- ------------------------




-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock            -3200                           75
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                         75.01
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            2100                         75.02
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. Capital Associates, LLC       Common Stock            -200                         75.02
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             200                         75.03
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             500                         75.04
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            5400                         75.05
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                        75.055
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            7800                         75.06
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                        75.065
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            9400                         75.07
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            2100                        75.075
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            3100                         75.08
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                        75.085
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            4400                         75.09
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            24700                         75.1
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             400                         75.11
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                        75.115
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            2900                         75.12
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            4100                         75.13
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             500                         75.14
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            9600                         75.15
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             375                         75.16
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1100                        75.165
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            8344                         75.17
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             800                        75.175
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            30712                        75.18
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            2500                        75.185
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            7600                         75.19
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            30800                         75.2
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                         75.21
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             400                         75.22
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             600                         75.23
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1600                         75.24
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1800                         75.25
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            4800                         75.26
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            2100                         75.27
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            2100                         75.28
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            4200                         75.29
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            2500                        75.295
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            6200                          75.3
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1000                        75.305
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1600                         75.31
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            2200                         75.32
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            24152                        75.33
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1400                         75.34
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                        75.345
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            13146                        75.35
-------------------------- ------------------------------------ ------------------- -------------- ------------------------




-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            15800                       75.355
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             300                         75.36
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            5800                         75.37
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         75.37
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             800                         75.38
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             900                        75.385
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            2000                         75.39
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            23300                         75.4
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             900                         75.41
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             700                        75.415
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            4400                         75.42
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             300                        75.422
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             300                        75.425
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            4900                         75.43
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             500                        75.435
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             200                         75.44
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            6900                         75.45
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            2200                        75.455
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             200                         75.46
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                        75.465
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             900                         75.47
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         75.47
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             900                         75.48
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             800                        75.485
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            3500                         75.49
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            58310                         75.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             400                        75.505
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            7500                         75.51
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1500                        75.515
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             900                         75.52
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             400                         75.53
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                         75.54
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1500                        75.555
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            3900                        75.565
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            2600                         75.57
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             300                        75.575
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                         75.58
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1150                         75.59
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             600                          75.6
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             300                         75.61
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1000                         75.63
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1000                         75.64
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            6000                         75.66
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         75.66
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             900                         75.67
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             400                         75.68
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             200                         75.69
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             500                          75.7
-------------------------- ------------------------------------ ------------------- -------------- ------------------------




-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             800                         75.71
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1500                        75.715
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1000                         75.72
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             50                          75.73
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                        75.735
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             950                         75.74
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1000                        75.745
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             500                         75.75
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         75.75
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             400                         75.76
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         75.76
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                         75.77
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         75.77
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             500                         75.78
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             500                         75.79
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                          75.8
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             300                        75.805
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             300                         75.81
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             200                         75.83
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1100                         75.84
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             300                         75.85
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            2400                         75.86
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                        75.865
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             700                         75.87
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             400                         75.88
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             200                        75.895
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1523                          75.9
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                        75.905
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1300                         75.91
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            1100                         75.92
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            4000                         75.93
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             500                        75.935
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            7600                         75.94
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            6900                         75.95
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         75.95
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                        75.955
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            4900                         75.96
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            8400                         75.97
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            3125                         75.98
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                        75.985
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            8875                         75.99
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock           103275                           76
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                            76
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             400                         76.04
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             200                         76.04
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            50000                      76.0592
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                         76.07
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                         76.08
-------------------------- ------------------------------------ ------------------- -------------- ------------------------




-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock             100                         76.09
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                C.R. Intrinsic Investments, LLC      Common Stock            9300                          76.1
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             200                         76.14
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         76.18
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             200                          76.2
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         76.24
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         76.26
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             200                          76.3
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         76.31
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.32
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         76.37
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -300                         76.41
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             300                         76.46
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -300                          76.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -600                         76.51
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             300                         76.52
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             400                         76.53
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         76.55
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             300                         76.56
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         76.56
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         76.58
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                          76.6
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.65
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             200                         76.67
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.68
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             -50                         76.89
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             50                          76.99
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             200                         78.06
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.09
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/29/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -300                         78.09
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.26
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -500                        77.265
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -200                        77.268
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -500                         77.34
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             700                         77.35
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -2400                        77.35
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -100                        77.355
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -900                         77.36
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         77.36
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -2600                       77.365
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -100                        77.368
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -1314                        77.37
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock           -14086                       77.375
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -8514                        77.38
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -3500                       77.385
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -1600                        77.39
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             200                          77.4
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -9500                         77.4
-------------------------- ------------------------------------ ------------------- -------------- ------------------------




-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -8400                       77.405
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -400                        77.408
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.41
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -4400                        77.41
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -200                        77.415
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -2000                        77.42
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.42
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -1600                        77.43
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.43
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -100                        77.435
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             300                         77.44
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -800                         77.44
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -300                         77.44
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -200                        77.445
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -1600                        77.45
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.45
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -100                        77.455
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -1000                        77.46
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -4000                        77.47
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -100                        77.475
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -100                       77.4775
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -200                         77.48
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -1000                       77.485
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -1100                        77.49
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -100                       77.4925
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -700                        77.495
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -200                          77.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -1600                        77.51
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock           -11500                        77.54
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -4600                        77.55
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -2100                       77.555
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -200                        77.558
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -1900                        77.56
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -1700                       77.565
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -200                        77.568
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -1900                        77.57
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock           -465000                    77.57328
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock           -10000                       77.575
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -900                         77.58
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -4100                       77.585
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -200                         77.59
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock           -104600                        77.6
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock           -18000                       77.605
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -8100                        77.61
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -700                        77.615
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -200                        77.618
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock           -12000                        77.62
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -200                        77.625
-------------------------- ------------------------------------ ------------------- -------------- ------------------------




-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -200                        77.628
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -1600                        77.63
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -200                         77.64
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -1400                        77.65
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -200                        77.655
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -8900                        77.66
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -2600                       77.665
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -3900                        77.67
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -2800                       77.675
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -5400                        77.68
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -500                        77.686
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -2100                        77.69
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -200                        77.695
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -600                        77.696
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -4700                         77.7
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -2700                        77.71
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -1000                       77.715
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -3300                        77.72
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -300                        77.725
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -1700                        77.73
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -300                        77.735
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -100                       77.7375
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -3900                        77.74
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -600                        77.745
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock             -35                       77.7475
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock           -16865                        77.75
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -800                         77.76
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -300                         77.77
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -500                        77.775
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -1100                        77.78
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock             -2                        77.7825
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -400                        77.785
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -1300                        77.79
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -400                        77.795
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            2000                          77.8
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -300                          77.8
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -100                          77.8
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -1000                        77.81
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -2200                       77.815
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -100                         77.82
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -1900                        77.84
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -600                        77.855
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.89
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -500                         77.89
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.91
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -800                         77.91
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -200                         77.93
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         77.95
-------------------------- ------------------------------------ ------------------- -------------- ------------------------




-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                S.A.C. MultiQuant Fund, LLC          Common Stock             500                         77.98
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -100                         77.99
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 11/30/2007                C.R. Intrinsic Investments, LLC      Common Stock            -100                         78.01
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/3/2007                 S.A.C. Select Fund, LLC              Common Stock             500                         77.38
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/3/2007                 S.A.C. Select Fund, LLC              Common Stock             300                         77.39
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/3/2007                 S.A.C. Select Fund, LLC              Common Stock            1000                         77.68
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/3/2007                 S.A.C. Select Fund, LLC              Common Stock             500                          77.7
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/3/2007                 S.A.C. Select Fund, LLC              Common Stock            1000                         77.72
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/3/2007                 S.A.C. Select Fund, LLC              Common Stock            -200                            78
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/3/2007                 S.A.C. Select Fund, LLC              Common Stock            -100                         78.06
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/3/2007                 S.A.C. Select Fund, LLC              Common Stock            -500                         78.14
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/3/2007                 S.A.C. Select Fund, LLC              Common Stock            -1100                        78.16
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/3/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         78.18
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/3/2007                 S.A.C. Select Fund, LLC              Common Stock            -200                         78.19
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/3/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                          78.2
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/3/2007                 S.A.C. Select Fund, LLC              Common Stock            -300                         78.21
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/3/2007                 S.A.C. Select Fund, LLC              Common Stock            -200                         78.22
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/3/2007                 S.A.C. Select Fund, LLC              Common Stock            -100                         78.24
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/3/2007                 S.A.C. Select Fund, LLC              Common Stock            -100                         78.26
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/3/2007                 S.A.C. Select Fund, LLC              Common Stock            -100                         78.27
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/3/2007                 S.A.C. Select Fund, LLC              Common Stock            -100                         78.29
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/3/2007                 S.A.C. Select Fund, LLC              Common Stock            -300                          78.3
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 C.R. Intrinsic Investments, LLC      Call Option              500                             1
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         75.17
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         75.41
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         75.72
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         75.77
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         75.82
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         75.94
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             200                         76.18
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.19
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         76.22
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         76.34
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.37
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.38
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.39
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                          76.6
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         76.65
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.65
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         76.67
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         76.68
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         76.69
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             600                          76.7
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             200                         76.72
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.73
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -600                         76.74
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         76.75
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.79
-------------------------- ------------------------------------ ------------------- -------------- ------------------------




-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                          76.8
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         76.83
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                            77
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.04
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                          77.1
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.17
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.21
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 C.R. Intrinsic Investments, LLC      Common Stock           300000                      77.2193
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.25
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             300                         77.44
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             400                         77.62
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/4/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.68
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 C.R. Intrinsic Investments, LLC      Call Option             1576                        0.9823
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 Sigma Capital Associates, LLC        Put Option             -1000                        2.0102
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         75.95
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             300                         75.96
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         75.99
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         75.99
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 C.R. Intrinsic Investments, LLC      Common Stock            50000                           76
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -200                            76
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             200                         76.05
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.05
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -400                          76.1
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             200                         76.15
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.15
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.18
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         76.22
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.22
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             500                         76.28
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -500                         76.32
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 C.R. Intrinsic Investments, LLC      Common Stock             400                         76.34
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 Sigma Capital Associates, LLC        Common Stock             300                          76.4
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 Sigma Capital Associates, LLC        Common Stock             400                         76.41
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 Sigma Capital Associates, LLC        Common Stock             100                         76.42
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.43
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 Sigma Capital Associates, LLC        Common Stock             600                         76.44
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             200                         76.45
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 Sigma Capital Associates, LLC        Common Stock             100                         76.45
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 C.R. Intrinsic Investments, LLC      Common Stock            49600                         76.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             300                          76.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 Sigma Capital Associates, LLC        Common Stock            9200                          76.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -500                          76.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 Sigma Capital Associates, LLC        Common Stock            3600                         76.51
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             200                         76.52
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 Sigma Capital Associates, LLC        Common Stock            6800                         76.54
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         76.55
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 Sigma Capital Associates, LLC        Common Stock             100                         76.55
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.55
-------------------------- ------------------------------------ ------------------- -------------- ------------------------




-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 Sigma Capital Associates, LLC        Common Stock             700                         76.56
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         76.57
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 Sigma Capital Associates, LLC        Common Stock             500                         76.57
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.57
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 Sigma Capital Associates, LLC        Common Stock            3100                         76.58
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 Sigma Capital Associates, LLC        Common Stock            2000                         76.59
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 Sigma Capital Associates, LLC        Common Stock            1800                          76.6
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 Sigma Capital Associates, LLC        Common Stock             700                         76.62
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 Sigma Capital Associates, LLC        Common Stock            1300                         76.63
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 Sigma Capital Associates, LLC        Common Stock             200                         76.64
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 Sigma Capital Associates, LLC        Common Stock             300                         76.65
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         76.66
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 Sigma Capital Associates, LLC        Common Stock             600                         76.66
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 Sigma Capital Associates, LLC        Common Stock             800                         76.67
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 Sigma Capital Associates, LLC        Common Stock            22300                        76.68
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 Sigma Capital Associates, LLC        Common Stock             200                         76.69
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 Sigma Capital Associates, LLC        Common Stock            4300                          76.7
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         76.71
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         76.72
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.72
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         76.74
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.75
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.79
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         76.81
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.82
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 C.R. Intrinsic Investments, LLC      Common Stock             800                         76.83
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 C.R. Intrinsic Investments, LLC      Common Stock             400                         76.85
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         76.85
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         76.85
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 C.R. Intrinsic Investments, LLC      Common Stock             600                         76.86
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 C.R. Intrinsic Investments, LLC      Common Stock             900                         76.87
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 C.R. Intrinsic Investments, LLC      Common Stock             400                         76.88
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 C.R. Intrinsic Investments, LLC      Common Stock             300                        76.885
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 C.R. Intrinsic Investments, LLC      Common Stock            1100                          76.9
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                          76.9
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 C.R. Intrinsic Investments, LLC      Common Stock            8200                         76.91
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 C.R. Intrinsic Investments, LLC      Common Stock             200                         76.92
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 C.R. Intrinsic Investments, LLC      Common Stock            2700                         76.93
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 C.R. Intrinsic Investments, LLC      Common Stock            1900                         76.94
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 C.R. Intrinsic Investments, LLC      Common Stock            30500                        76.95
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 C.R. Intrinsic Investments, LLC      Common Stock            5800                         76.96
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 C.R. Intrinsic Investments, LLC      Common Stock            4200                         76.97
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 C.R. Intrinsic Investments, LLC      Common Stock            4300                         76.98
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 C.R. Intrinsic Investments, LLC      Common Stock            3000                         76.99
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 C.R. Intrinsic Investments, LLC      Common Stock           134500                           77
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 C.R. Intrinsic Investments, LLC      Common Stock             200                         77.01
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.13
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.36
-------------------------- ------------------------------------ ------------------- -------------- ------------------------




-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             200                          77.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.55
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.56
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.63
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/5/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.66
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.08
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.13
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             200                          77.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -200                          77.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 C.R. Intrinsic Investments, LLC      Common Stock            3500                        77.515
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 C.R. Intrinsic Investments, LLC      Common Stock            5800                         77.55
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 C.R. Intrinsic Investments, LLC      Common Stock             400                         77.57
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 C.R. Intrinsic Investments, LLC      Common Stock            1300                        77.575
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 C.R. Intrinsic Investments, LLC      Common Stock            1500                         77.58
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 C.R. Intrinsic Investments, LLC      Common Stock             700                        77.595
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 C.R. Intrinsic Investments, LLC      Common Stock            36300                         77.6
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                          77.6
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.61
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.61
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.62
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         77.67
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         77.68
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 C.R. Intrinsic Investments, LLC      Common Stock           200000                      77.7645
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 C.R. Intrinsic Investments, LLC      Common Stock            1200                         77.85
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 C.R. Intrinsic Investments, LLC      Common Stock             200                         77.88
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 C.R. Intrinsic Investments, LLC      Common Stock            3000                          77.9
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 C.R. Intrinsic Investments, LLC      Common Stock             100                        77.905
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 C.R. Intrinsic Investments, LLC      Common Stock             200                        77.915
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 C.R. Intrinsic Investments, LLC      Common Stock            1800                         77.92
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 C.R. Intrinsic Investments, LLC      Common Stock             100                         77.93
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 C.R. Intrinsic Investments, LLC      Common Stock            1500                        77.935
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 C.R. Intrinsic Investments, LLC      Common Stock            2900                         77.94
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 C.R. Intrinsic Investments, LLC      Common Stock            4000                        77.945
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 C.R. Intrinsic Investments, LLC      Common Stock            60100                        77.95
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 C.R. Intrinsic Investments, LLC      Common Stock            1500                         77.96
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 C.R. Intrinsic Investments, LLC      Common Stock             500                         77.97
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 C.R. Intrinsic Investments, LLC      Common Stock             100                        77.975
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 C.R. Intrinsic Investments, LLC      Common Stock             200                         77.99
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 C.R. Intrinsic Investments, LLC      Common Stock             100                        77.995
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 C.R. Intrinsic Investments, LLC      Common Stock            47400                           78
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 C.R. Intrinsic Investments, LLC      Common Stock           200000                      78.0009
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/6/2007                 C.R. Intrinsic Investments, LLC      Common Stock             600                         78.08
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Put Option              -1500                          1.1
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Put Option              -1000                       1.1123
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Put Option              1500                        1.4733
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            -200                         78.06
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             100                         78.09
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            -1200                        78.09
-------------------------- ------------------------------------ ------------------- -------------- ------------------------




-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             300                          78.1
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            -2499                         78.1
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             100                         78.11
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            -3178                        78.11
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             100                        78.115
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             500                         78.12
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            -2522                        78.12
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            -100                         78.13
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             100                         78.14
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            -1001                        78.14
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             300                         78.15
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            -3699                        78.15
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             100                        78.155
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             634                         78.16
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            -701                         78.16
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             266                         78.17
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            -500                         78.17
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             100                        78.175
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             300                         78.18
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            -500                         78.19
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock           100000                      78.1906
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock           -30064                         78.2
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            -1400                        78.21
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             200                         78.22
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            -400                         78.22
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            -1733                        78.23
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         78.23
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             252                         78.24
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            -2900                        78.24
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             300                         78.25
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock           -20933                        78.25
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            -670                         78.26
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.27
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             400                         78.27
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             300                         78.28
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -200                         78.28
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             700                         78.29
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                          78.3
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             400                          78.3
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            -100                          78.3
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             100                         78.31
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             300                         78.32
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             100                         78.33
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             400                         78.34
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             48                          78.36
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            -300                         78.36
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             300                         78.37
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            -100                         78.37
-------------------------- ------------------------------------ ------------------- -------------- ------------------------




-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             200                         78.38
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            -100                         78.38
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             700                         78.39
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            -100                         78.39
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 C.R. Intrinsic Investments, LLC      Common Stock            -100                        78.395
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             100                          78.4
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             300                         78.42
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.43
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             200                         78.43
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.44
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             400                         78.44
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             400                         78.45
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             800                         78.46
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         78.46
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             300                         78.47
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             500                         78.48
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         78.48
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             300                         78.49
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -100                         78.49
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             200                          78.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock            -200                          78.5
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             100                         78.52
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.53
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             200                         78.55
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.56
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             200                         78.56
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             100                         78.58
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             800                         78.59
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             600                          78.6
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 S.A.C. MultiQuant Fund, LLC          Common Stock             100                         78.63
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             200                         78.63
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             200                        78.635
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             300                         78.64
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             100                         78.65
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             100                         78.67
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             200                        78.685
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             400                         78.69
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             500                          78.7
-------------------------- ------------------------------------ ------------------- -------------- ------------------------
 12/7/2007                 Sigma Capital Associates, LLC        Common Stock             100                         78.72
-------------------------- ------------------------------------ ------------------- -------------- ------------------------